Exhibit 99.1

NEORX ANNOUNCES ALLOWANCE OF ADDITIONAL PATENT CLAIMS
TO STR FOR CANCER THERAPY

Seattle, WA, November 11, 2003 — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that the United States Patent and Trademark Office has allowed new claims to the Company’s STR™ (Skeletal Targeted Radiotherapy) product candidate.  STR is already the subject of an extensive patent estate, assigned to The Dow Chemical Company and exclusively licensed to NeoRx in the United States and various foreign countries.  The newly allowed claims are directed to the treatment of bone-associated cancers, including multiple myeloma, Ewing’s sarcoma, and metastatic breast and prostate cancer, using a combination of STR with high-dose chemotherapy and autologous stem cell transplantation.  NeoRx is Dow’s exclusive licensee in the United States and abroad for skeletal targeted radiotherapy in conjunction with stem cell transplantation for the treatment of cancer.

“Taken together with our license from Dow, allowance of these additional claims to the method of use of STR helps strengthen our prospects for future commercial success,” said Jack L. Bowman, NeoRx Chairman and CEO.  “Last week we announced the publication of abstracts by the American Society of Hematology (ASH) in advance of their Annual Meeting on December 6th in San Diego, in which our clinical investigators reported compelling survival data for STR at the dose and in the patient population we plan to study in our upcoming phase III trial.  We are pleased to see the activity of STR in myeloma confirmed by the high proportion of patients surviving three years, justifying our confidence in the drug.”

Two research paper abstracts with results of clinical studies of STR in patients with multiple myeloma are scheduled for presentation at the ASH Annual Meeting.  The abstracts include a retrospective analysis of safety and efficacy data from phase I/II trials, according to the dose of STR (166-Ho-DOTMP) administered.  Ten of 83 evaluable phase I/II patients received a dose of 750 mCi/m2 ± 10%, the dose that NeoRx plans to study in its phase III trial beginning next year.  Among those 10 patients, the complete response (CR) rate, assessed by immunofixation at six months post-transplant, was 40% and the three-year survival rate was 90%.  There were no cases of thrombotic thrombocytopenic purpura (TTP) and no cases of Grade 4 renal toxicity among these patients.

The abstracts also discuss the activity of STR in multiple myeloma patients with primary refractory disease. These are patients with newly diagnosed myeloma that have never responded to chemotherapy, the patient population that NeoRx plans to study in its forthcoming phase III trial.  Among 22 primary refractory patients treated with varying doses of STR and melphalan in the phase I/II trials, five achieved a CR to therapy.  Three of these patients remain in CR at 34 to 39 months post-transplant.

About STR™

STR is a targeted therapeutic comprised of a small-molecule bone-seeking agent, DOTMP, coupled to the radionuclide 166-holmium.  NeoRx recently announced agreement with the US Food and Drug Administration (FDA), under the Special Protocol Assessment (SPA) process, on the design of its phase III protocol for STR in multiple myeloma.  The protocol-defined endpoint for the study is CR rate at six months post-transplant.  FDA acceptance of this surrogate endpoint places STR on the Accelerated Approval path.  The phase III clinical trial is expected to open to patient enrollment in the first quarter of 2004.  STR for this study will be supplied from NeoRx’s manufacturing facility in Denton, TX.

American Society of Hematology (ASH) 45th Annual Meeting Abstracts

The abstracts for the 45th Annual Meeting of the American Society of Hematology (ASH) can be accessed via the ASH website, www.hematology.org.  The abstracts on the STR clinical studies are entitled: “Long-Term Safety and Efficacy Data Supporting New Dosing of 166-Ho-DOTMP Skeletal Targeted Radiotherapy for Multiple Myeloma” by Sergio Giralt, et al., and “A Phase II Study to Evaluate Radiation Dosimetry, Pharmacokinetics and Safety of 166-Ho-DOTMP in Patients with Multiple Myeloma Undergoing Autologous Transplantation” by William Bensinger et al.

This release and the abstracts referenced in this release contain forward-looking statements relating to the development and efficacy of the Company’s proposed products and future operating results that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results and the development of its proposed STR product include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.